Exhibit (a)(1)(A)

OFFER TO PURCHASE

BY

PAYONEER GLOBAL INC.

OF

UP TO 25,158,086 OF ITS WARRANTS TO PURCHASE SHARES OF COMMON STOCK
AT A PURCHASE PRICE OF $0.78 IN CASH PER WARRANT

AND

CONSENT SOLICITATION

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, AT THE END OF THE DAY ON SEPTEMBER 9, 2024, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

Payoneer Global Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), hereby offers to purchase up to 25,158,086 of its outstanding warrants described below at a purchase price of $0.78 in cash, without interest (the “Offer Purchase Price”), for each outstanding warrant tendered. The “Offer Period” is the period commencing on August 12, 2024 and ending at 12:00 midnight, Eastern Time, at the end of the day on September 9, 2024, or such later date to which the Company may extend the Offer (the “Expiration Date”). The offer is made upon the terms and conditions in this Offer to Purchase and Consent Solicitation (the “Offer Letter”) and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent” and, together with the Offer Letter, as each may be amended or supplemented from time to time, the “Offer”).

The warrants eligible to be tendered pursuant to the Offer comprise the 25,158,086 publicly traded warrants to purchase shares of our common stock that were publicly issued and sold as part of the units in the initial public offering of FTAC Olympus Acquisition Corp. (“FTOC”) on August 25, 2020 (the “FTOC IPO”), and assumed by the Company on June 25, 2021, and which entitle such warrant holders to purchase one share of common stock at an exercise price of $11.50, subject to certain adjustments (the “Warrants”).

Concurrently with the Offer, we also are soliciting consents (the “Consent Solicitation”) from holders of the Warrants to amend the Warrant Agreement, dated as of August 25, 2020, by and between FTOC and Continental Stock Transfer & Trust Company (the “Warrant Agent”), as amended by the Assignment, Assumption and Amendment Agreement dated as of June 25, 2021, by and between the Company, FTOC and the Warrant Agent (as amended, the “Warrant Agreement”), which governs all of the Warrants, to permit the Company to redeem each outstanding Warrant for $0.70 in cash, without interest (the “Redemption Price”), which Redemption Price is approximately 10% less than the Offer Purchase Price (the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Warrants is required to approve the Warrant Amendment.

Parties representing approximately 65.6% of the outstanding Warrants have agreed to tender their Warrants in the Offer and consent to the Warrant Amendment in the Consent Solicitation pursuant to the Tender and Support Agreement (as defined herein). Accordingly, because the holders of more than 65% of our outstanding Warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described herein do not occur or, if they occur, are waived, then the Warrant Amendment will be adopted. If the Warrant Amendment is adopted, which we expect to occur given that holders of more than 65% of the Warrants have consented to the Warrant Amendment, we intend to issue a notice of redemption to redeem all remaining outstanding Warrants following the consummation of the Offer. The redemption would occur 15 days after issuing the notice of redemption (the “Redemption”). For additional detail regarding the Tender and Support Agreement, see “The Offer and Consent Solicitation, Section 9. Transactions and Agreements Concerning the Company’s Securities.”

If the Warrants are registered in your name, the execution and delivery of the Letter of Transmittal and Consent will constitute your consent to the Warrant Amendment and will also authorize and direct the Warrant Agent (as defined below) to execute and deliver a written consent to the Warrant Amendment on your behalf with respect to all Warrants that you tender. Custodial entities that are participants in The Depository Trust Company (“DTC”) may tender their Warrants through the Automatic Tender Option Program (“ATOP”) maintained by DTC, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the Letter of Transmittal and Consent and which constitutes their consent to the Warrant Amendment and also authorizes and directs the Warrant Agent to execute and deliver a written consent to the Warrant Amendment on their behalf with respect to all Warrants thereby tendered. You must deliver your consent to the proposed Warrant Amendment in order to participate in the Offer.

Our Warrants are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “PAYOW.” On August 9, 2024, the last reported sale price on Nasdaq for the Warrants was $0.40. As of August 9, 2024, 25,158,086 Warrants were outstanding. Warrant holders should obtain current market quotations for the Warrants before deciding whether to tender their Warrants pursuant to the Offer.

The Offer permits holders of Warrants to tender any and all Warrants in exchange for the Offer Purchase Price for each Warrant tendered. A holder may tender as few or as many Warrants as the holder elects. Holders are also entitled to exercise their Warrants during the Offer Period in accordance with the terms of the Warrants.

If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal and Consent. If you wish to exercise your Warrants in accordance with their terms, please follow the instructions for exercise included in the Warrants.

If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is adopted, by following the instructions in this Offer Letter. If you withdraw the tender of your Warrants, your consent to the Warrant Amendment will be withdrawn as a result.

See “The Offer and Consent Solicitation, Section 11. Forward-Looking Statements; Risk Factors” for a discussion of information that you should consider before tendering Warrants in the Offer.

The Offer and Consent Solicitation will commence on August 12, 2024 and end on the Expiration Date.

A detailed discussion of the Offer and Consent Solicitation is contained in this Offer Letter. We may amend or terminate the Offer and Consent Solicitation at any time with requisite notice, as further described in this Offer Letter. Holders of Warrants are strongly encouraged to read this entire package of materials, and the publicly filed information about the Company referenced herein, as well as any supplemental disclosure regarding the Offer and Consent Solicitation before making a decision regarding the Offer and Consent Solicitation.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER AND CONSENT SOLICITATION. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE WARRANT AGENT, SODALI & CO., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR CITIGROUP GLOBAL MARKETS INC., THE COMPANY’S DEALER MANAGER FOR THE OFFER (THE “DEALER MANAGER” OR “CITIGROUP”), MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER WARRANTS OR CONSENT TO THE WARRANT AMENDMENT. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or the accuracy or adequacy of the disclosure in this Offer Letter or the Letter of Transmittal and Consent. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer and Consent Solicitation is:
Citigroup Global Markets Inc.
Offer to Purchase and Consent Solicitation, dated August 12, 2024

IMPORTANT PROCEDURES

If you want to tender some or all of your Warrants, you must do one of the following before the Expiration Date:

•	if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you, which typically can be done electronically;

•	if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal and Consent according to its instructions, and deliver the Letter of Transmittal and Consent, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal and Consent, to the Warrant Agent; or

•	if you are an institution participating in DTC, called the “book-entry transfer facility” in this Offer Letter, tender your Warrants according to the procedure for book-entry transfer described under “The Offer and Consent Solicitation, Section 2. Procedure for Tendering Warrants.”

If you want to tender your Warrants, but:

•	your certificates for the Warrants are not immediately available or cannot be delivered to the Warrant Agent;

•	you cannot comply with the procedure for book-entry transfer; or

•	your other required documents cannot be delivered to the Warrant Agent before the expiration of the Offer,

then you can still tender your Warrants if you comply with the guaranteed delivery procedure described under “The Offer and Consent Solicitation, Section 2. Procedure for Tendering Warrants.”

TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND CONSENT AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

WARRANTS NOT TENDERED FOR PURCHASE WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON JUNE 25, 2026, OR EARLIER UPON REDEMPTION, AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS, UNLESS THE WARRANT AMENDMENT IS APPROVED BY AT LEAST 65% OF THE HOLDERS OF THE WARRANTS.

THE OFFER RELATES TO THE WARRANTS THAT WERE PUBLICLY ISSUED IN CONNECTION WITH THE FTOC IPO, WHICH TRADE ON NASDAQ UNDER THE SYMBOL “PAYOW.” ANY AND ALL OUTSTANDING WARRANTS ARE ELIGIBLE TO BE TENDERED PURSUANT TO THE OFFER. AS OF AUGUST 9, 2024, THERE WERE 25,158,086 WARRANTS OUTSTANDING.

THE COMPANY RESERVES THE RIGHT TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS.

If you have any questions or need assistance, you should contact Sodali & Co., the Information Agent for the Offer. You may request additional copies of this Offer Letter, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the Information Agent. The Information Agent may be reached at:

Sodali & Co.
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902

Telephone: (800) 662-5200
Email: PAYO@info.sodali.com

The address of the Warrant Agent is:

Continental Stock
Transfer & Trust Company
Attn: Corporate Actions
1 State Street 30th Floor
New York, NY 10004

Secure Electronic Upload: https://cstt.citrixdata.com/r-re3fd15eb61d141f2afdfb8243ad4db21

Telephone: (917) 262-2378

Email: tenders+payoneer@continentalstock.com

table of contents

_____________________

Page

SUMMARY TERM SHEET	1
SPECIAL FACTORS	1
1. PURPOSE OF THE OFFER	1
2. FAIRNESS OF THE TRANSACTION (OFFER, CONSENT SOLICITATION AND REDEMPTION)	1
3. BOARD PRESENTATION	3
4. EFFECTS OF THE TRANSACTION ON THE MARKET FOR THE WARRANTS	4
5. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS	6
6. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	9
THE OFFER AND CONSENT SOLICITATION	14
1. GENERAL TERMS	14
2. PROCEDURE FOR TENDERING WARRANTS	15
3. WITHDRAWAL RIGHTS	18
4. ACCEPTANCE OF WARRANTS AND PAYMENT OF OFFER PURCHASE PRICE	18
5. PRICE RANGE OF WARRANTS	19
6. SOURCE AND AMOUNT OF FUNDS; FEES AND EXPENSES	19
7. INFORMATION CONCERNING PAYONEER GLOBAL INC.	20
8. PLANS, PROPOSALS OR NEGOTIATIONS	21
9. TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES	21
10. CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS	22
11. FORWARD-LOOKING STATEMENTS; RISK FACTORS	24
12. THE WARRANT AGENT, INFORMATION AGENT AND DEALER MANAGER	26
13. ADDITIONAL INFORMATION; MISCELLANEOUS	26

We are not making the Offer to, and will not accept any tendered Warrants from, holders of Warrants in any jurisdiction where it would be unlawful to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Warrants in any such jurisdiction.

We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer Letter or in the Letter of Transmittal and Consent. We, the Dealer Manager, Information Agent and Warrant Agent take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information provided in this Offer Letter is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer Letter.

We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person, including the Dealer Manager, for soliciting tenders in the Offer. In addition, none of the Warrant Agent, the Information Agent, the Dealer Manager or any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer and Consent Solicitation. Our officers, directors and regular employees may solicit tenders from holders of the Warrants and will answer inquiries concerning the terms of the Offer and Consent Solicitation, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

i

Summary Term Sheet

Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us,” or the “Company” refer to Payoneer Global Inc. This summary term sheet highlights important information regarding the Offer. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read this entire Offer Letter and the related Letter of Transmittal and Consent that constitute the Offer. We have included references to the sections of this Offer Letter where you will find a more complete description of the topics addressed in this summary term sheet.

The Company	Payoneer Global Inc., a Delaware corporation. Our principal executive offices are located at 195 Broadway, 27th floor, New York, New York, 10007. Our telephone number is (212) 600-9272.

The Warrants	As of August 9, 2024, the Company had 25,158,086 Warrants outstanding. Each Warrant is exercisable for one share of our common stock, par value $0.01 per share (the “Common Stock”), at an exercise price of $11.50. By their terms, the Warrants will expire on June 25, 2026, unless sooner exercised or redeemed by the Company in accordance with the terms of the Warrants. The Offer relates to the Warrants that were sold as part of the units issued in connection with the FTOC IPO, which trade on Nasdaq under the symbol “PAYOW.” Any and all outstanding Warrants are eligible to be tendered pursuant to the Offer.

Market Price of the Warrants	The Warrants are listed on Nasdaq under the symbol “PAYOW.” On August 9, 2024, the last reported sale price on Nasdaq for the Warrants was $0.40.

The Offer

The Offer is to permit holders of Warrants to tender any and all outstanding Warrants for a purchase price of $0.78 in cash, without interest, for each Warrant tendered. A holder may tender as few or as many Warrants as the holder elects.

See “The Offer and Consent Solicitation, Section 1. General Terms.”

The Consent Solicitation

In order to tender the Warrants in the Offer, holders of the Warrants are required to consent (by executing the Letter of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the Warrants as set forth in the Warrant Amendment attached as Annex A. If approved by at least 65% of the holders of the Warrants, the Warrant Amendment would permit the Company to redeem each Warrant that is outstanding upon the closing of the Offer for $0.70 in cash, without interest, which is approximately 10% less than the Offer Purchase Price. If the Warrant Amendment is adopted, which we expect to occur given that holders of more than 65% of the Warrants have consented to the Warrant Amendment, we intend to issue a notice of redemption to redeem all remaining outstanding Warrants following the consummation of the Offer. The Redemption would occur 15 days after issuing the notice of redemption.

See “The Offer and Consent Solicitation, Section 1. General Terms.”

Fairness of the Transaction

On August 11, 2024, our board of directors approved the fairness of the Offer, the Consent Solicitation, and the Redemption (collectively, the “Transaction”). References herein to the Transaction include the Offer, the Consent Solicitation and the Redemption.

See “Special Factors, Section 2. Fairness of the Transaction (Offer, Consent Solicitation and Redemption).”

U.S. Federal Income Tax Consequences of the Offer and Warrant Amendment

The exchange of Warrants for cash pursuant to the Offer will be a taxable sale of the Warrants for U.S. federal income tax purposes. A U.S. Holder generally will recognize a gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Warrants. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain or loss realized on the exchange of Warrants for cash pursuant to the Offer unless such gain or loss is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States and certain other requirements are met.

The U.S. federal income tax consequences of the Warrant Amendment are not free from doubt. If the Warrant Amendment is approved, the Company intends to treat all Warrants that are not exchanged for cash pursuant to the Offer as having been exchanged for “new” Warrants pursuant to the Warrant Amendment and such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”). Alternative treatments are possible, though, and Holders should consult their tax advisors as to the tax consequences applicable in their particular circumstances.

See “Special Factors, Section 6. Material U.S. Federal Income Tax Consequences.”

Reasons for the Offer

The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of potential shares of Common Stock that would become outstanding upon the exercise of the Warrants, thus providing investors and potential investors with greater clarity as to the Company’s go-forward capital structure.

See “Special Factors, Section 1. Purpose of the Offer.”

Expiration Date of Offer

12:00 midnight, Eastern Time, at the end of the day on September 9, 2024, or such later date to which we may extend the Offer. All Warrants and related paperwork must be received by the Warrant Agent by this time, as instructed herein.

See “The Offer and Consent Solicitation, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

Withdrawal Rights	If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date. See “The Offer and Consent Solicitation, Section 3. Withdrawal Rights.”

Participation by Executive Officers and Directors	To our knowledge, none of our directors or executive officers beneficially own Warrants. See “Special Factors, Section 5. Interests of Directors and Executive Officers.”
Conditions of the Offer

We will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for the Warrants tendered, subject to the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if:

•      there has been instituted, threatened in writing or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency or instrumentality, or by any other person, before any court, authority or other tribunal that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•      any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

•      in our reasonable judgment, there shall have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, or prospects.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer. The determination by us as to whether any condition has occurred shall be conclusive and binding on all parties; provided, that any such determination may be challenged by a holder of Warrants in any court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date. If any of the conditions described above occur prior to the Expiration Date, we will promptly disclose our decision whether or not to waive such condition and, if the condition is material, we may be required to extend the Offer. We will amend this Offer Letter to report material changes, such as if a material condition to the Offer is waived, as required by Rule 13e-4(c) (3) under the Exchange Act.

See “The Offer and Consent Solicitation, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

No Recommendation by Board of Directors

Our board of directors has approved the Offer and Consent Solicitation. However, none of the Company, its directors, officers or employees, nor the Warrant Agent, the Information Agent or the Dealer Manager makes any recommendation as to whether holders of Warrants should tender their Warrants and consent to the Warrant Amendment. Holders of Warrants must make their own decision as to whether to tender some or all of their Warrants and consent to the Warrant Amendment.

See “The Offer and Consent Solicitation, Section 1.C. General Terms — Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”

How to Tender Warrants	To tender your Warrants, you must complete the actions described herein under “The Offer and Consent Solicitation, Section 2. Procedure for Tendering Warrants” before the Offer expires.

Questions or Assistance	Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal and Consent or other materials to the Information Agent. The contact information for the Information Agent is located on the back cover of this Offer Letter.

SPECIAL FACTORS

1. PURPOSE OF THE OFFER

The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of potential shares of Common Stock that would become outstanding upon the exercise of the Warrants. The Company’s board of directors believes that given the Company’s strong cash flow generation and cash and cash equivalents on the balance sheet, it is a prudent use of capital at this time to allow holders of Warrants to tender their Warrants for the Offer Purchase Price. The Company can potentially reduce the substantial number of shares of Common Stock that would be issuable upon exercise of the Warrants, thus reducing the potential future dilutive impact of the Warrants, and providing investors and potential investors with greater clarity as to the Company’s go-forward capital structure. The Warrants acquired pursuant to the tender will be retired and cancelled. The Offer is not made pursuant to a plan to periodically increase any securityholder’s proportionate interest in the assets or earnings and profits of the Company.

2. FAIRNESS OF THE TRANSACTION (OFFER, CONSENT SOLICITATION AND REDEMPTION)

On August 11, 2024, the board of directors approved the commencement of the Offer and that the Transaction is fair to the holders of Warrants. The board of directors evaluated information assembled and provided by the Company’s management in reaching its determination.

Factors Considered

The board of directors took into account a number of factors, including the following material factors, which were provided to the board by the Company’s management, in support of its determination that the Transaction is fair to the holders of the Warrants:

•	The Offer Purchase Price was individually negotiated with seven of the largest holders of the Warrants on a wall-crossed basis between August 7, 2024 and August 9, 2024. (Wall-crossed basis means that these holders agreed to keep Company information confidential and not to trade in Company securities for a limited period of time while they were negotiating the price of the Offer. These restrictions ended upon the public announcement of the Offer.) The Company initially gauged investor interest in a tender offer at $0.50 per Warrant but, following further negotiations, six holders, who collectively own 65.6% of the Warrants, committed to tender their Warrants in the Offer at $0.78 per Warrant.

•	For Warrant holders who participate in the tender offer, the Offer Purchase Price of $0.78 per Warrant constitutes (1) a 95.0% premium over the last reported sale price of the Warrants on Nasdaq of $0.40 on August 9, 2024, the business day before the Offer was launched, (2) a 162.5% premium over the 30-day volume weighted average price of the Warrants on Nasdaq before the Offer was launched ($0.2971) and (3) a 181.1% premium over the 60-day volume weighted average price of the Warrants on Nasdaq before the Offer was launched ($0.2775).

•	For Warrant holders who do not participate in the tender offer, the redemption price of $0.70 per Warrant constitutes (1) a 75.0% premium over the last reported sale price of the Warrants on Nasdaq of $0.40 on August 9, 2024, the business day before the Offer was launched, (2) a 135.6% premium over the 30-day volume weighted average price of the Warrants on Nasdaq before the Offer was launched ($0.2971) and (3) a 152.3% premium over the 60-day volume weighted average price of the Warrants on Nasdaq before the Offer was launched ($0.2775).

•	The theoretical value of a Warrant on August 9, 2024 using the Black-Scholes pricing model was $0.73 per Warrant, assuming a volatility of 47.0%, an interest rate of 3.89%, the actual Warrant expiration date of June 25, 2026, and the actual Warrant exercise price of $11.50. The 47.0% volatility was consistent with the Company’s historical stock volatility over the last 6 to 12 months. The 3.89% interest rate assumption was tied to Bloomberg’s standard estimate for the Secured Overnight Financing Rate (SOFR). The Black-Scholes pricing model is one of a number of valuation models that have been developed to estimate the value of warrants and other equity linked securities. The model is based on assumed levels of volatility, interest rates and dividend rates in the future, and therefore the estimated valuation that the Black-Scholes model produces depends on judgments or approximations about these future events. However, the Black-Scholes model and other similar models are intended to estimate the value of warrants and other equity-linked securities that are both freely transferable and held by a financial institution or similar entity that has the ability to enter into offsetting hedging transactions. Given the limited liquidity of our Warrants and shares of our Common Stock along with the nature of the holders of our Warrants, there is no guarantee that our Warrants have either of these characteristics nor is there a guarantee that our shares of Common Stock are freely hedgeable and/or liquid.

•	The Offer is likely to be consummated and the Warrant Amendments are likely to be adopted, given the receipt of commitments prior to the launch of the Offer from Warrant holders representing approximately 65.6% of the outstanding Warrants.

•	The Offer is open to all holders of Warrants. All holders of Warrants have the same opportunity to participate in the tender and receive the $0.78 Offer Purchase Price.

•	There is a limited trading market for the Warrants — with limited liquidity and trading volume. The Offer provides all holders of the Warrants with an opportunity to obtain liquidity with respect to the Warrants without potential disruption to the Warrant market price, given the limited trading volume of the Warrants and the usual transaction costs associated with market sales, including brokerage fees and commissions.

In evaluating the fairness of the Transaction, the factors considered in particular were recent market prices of the Warrants, historical market prices of the Warrants, and the Black-Scholes value of the Warrants, as discussed in detail above. Going concern value and liquidation value were not utilized for purposes of evaluating the fairness of the Transaction — these are not metrics which investors utilize in pricing warrants generally or the Warrants specifically. Purchase prices paid by the Company for the Warrants were not considered because the Company has not purchased its own Warrants since the consummation of the Company’s de-SPAC transaction in June 2021. Finally, the Company is not aware of any firm offers being made by any unaffiliated person during the past two years for (A) the merger or consolidation of the Company with or into another company, or vice versa; (B) the sale or other transfer of all or any substantial part of the assets of the Company; or (C) a purchase of the Company’s securities that would enable the holder to exercise control over the Company.

Fairness for Holders Who Tender or Who Do Not Tender

For Warrant holders who tender their Warrants in the Offer, the Company believes the Transaction is fair because these holders will receive $0.78 per Warrant, which is a premium to the market price on the day of launch of the Offer ($0.40 per Warrant) and to the 30-day and 60-day volume weighted average price of the Warrants ($0.2971 and $0.2775, respectively). It is also a premium to the Black-Scholes value of the Warrants on the date prior to the launch of the Offer ($0.73 per Warrant). Given the illiquid market for the Warrants and the difficulty of finding buyers for large quantities of the Warrants, the Offer provides liquidity to the holders who might otherwise have difficulty selling their Warrants into the market with limited trading.

For Warrant holders who do not tender their Warrants in the Offer, the Transaction is fair because these holders will receive $0.70 per Warrant when their Warrants are redeemed, which is also a premium to the market price on the day of launch of the Offer and to the 30-day and 60-day volume weighted average price of the Warrants. Also, these holders would be receiving $0.70 per Warrant but could have elected to receive $0.78 per Warrant.

In approving the Transaction, based on analysis assembled and prepared by management, our board of directors weighed the costs and risks, including the transaction costs associated with the Transaction, the risks of not completing the Transaction, and the potential adverse impact of the Transaction on the trading market for untendered Warrants. Our board of directors determined that the benefits of the Transaction outweighed these costs and risks based on the factors described above.

Alternatives Considered

In evaluating the Transaction, the Company considered conducting an exchange offer for the Warrants as an alternative in which the Warrants would be exchanged for shares of Common Stock. For a discussion of various factors relevant to evaluating an exchange offer, see “Board Presentation — Other Materials” below. The Company ultimately concluded that the Transaction presented the optimal transaction approach. An exchange offer would require the filing of an S-4 with the SEC and potentially take a significant amount of time to execute. Funding an exchange offer with Common Stock would be a dilutive event for the holders of the Company’s Common Stock. The Company estimated that an exchange offer would also be more expensive and would require the direct involvement of the Company’s auditor, which would entail substantial additional work and expense. The Company has ample liquidity on hand to fund the Transaction.

Premium Price

Our board of directors, based on the recommendation of management, has approved an Offer which includes a premium to the market value of the Warrants as the board of directors believes the premium offer price will maximize participation in the Offer. Given our view that the Warrants are dilutive to current common shareholder ownership interests, the advantages of maximizing the Offer participation are viewed as outweighing the higher costs of offering a premium to the market value of the Warrants.

No Third Party Opinions

We did not retain any independent representative or consultant to render a fairness opinion or to provide any fairness analysis in connection with the Transaction. Additionally, we did not obtain any appraisals or valuations in connection with the determination of the Offer consideration. We concluded that the Transaction is fair and in the best interests of the Warrant holders based on an analysis assembled and prepared by management and presented to the board of directors, in light of the factors described above. However, the Company did consult with Citigroup with respect to the structure of the Transaction and pricing of the Offer and the Redemption. Citigroup did not provide any opinions, valuations or appraisals with respect to the Transaction.

Weighing of Factors

In view of the wide variety of factors considered in connection with its evaluation of the Transaction, the Company has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the Transaction. However, as stated above, key factors considered were the recent market price of the Warrants, historical market prices of the Warrants, and the Black-Scholes value of the Warrants on the day prior to the launch of the Offer.

No Warrantholder Approval

The Offer does not require the approval of our Warrant holders; however, the Consent Solicitation requires the consent of holders of at least 65% of the outstanding Warrants to approve the Warrant Amendment. Although the Offer is not structured to require the approval of our Warrant holders, we believe that the Offer is fair to the Warrant holders with respect to the price offered. We base these beliefs on the following factors:

•	all Warrant holders are offered the same consideration per Warrant;

•	Warrant holders are offered a premium to the market price of the Warrants;

•	Warrant holders are provided with full disclosure of the terms and conditions of the Transaction; and

•	Warrant holders are afforded sufficient time to consider the Transaction.

All Warrant holders are being notified of the Transaction and the implications of the Transaction on their holdings, and all Warrant holders are afforded sufficient time to consider the Transaction. See “Special Factors — Section 4. Effects of the Transaction on the Market for the Warrants” for a detailed discussion of potential consequences that may result from remaining a holder of the Warrants.

3. BOARD PRESENTATION

Presentation

In connection with the Offer, Citigroup, acting as Dealer Manager for the Offer, prepared a presentation for consideration by the board of directors of the Company to assist it in evaluating various considerations involved in undertaking a tender offer for the Warrants (the “Presentation”). The Presentation does not constitute an opinion, valuation or appraisal with respect to the Warrants. The Presentation (i) summarized the transaction and timing rationale of the potential tender offer, (ii) presented technical trading data and a sensitivity analysis relating to the potential tender offer (iii) set out an illustrative timeline for the potential tender offer, and (iv) presented precedent transactions of a similar nature.

The transaction rationale set out in the Presentation stated that the transaction may: (i) transition the Company away from a de-SPAC entity, (ii) result in a cleaner overall capital structure, (iii) reduce short interest and potential stock overhang, (iv) be advantageous for future capital raises or strategic initiatives, (v) eliminate impact on financial statements relating to the Warrants, and (vi) limit potential dilution.

The Presentation did not comment on the Offer consideration or the fairness of the consideration to be offered to security holders or the fairness of the transaction to the Company, Warrant holders who are affiliates of the Company or Warrant holders who are not affiliates of the Company.

The Presentation was not based on instructions received from the Company and was not limited by any limitations imposed by the Company or any affiliate of the Company on the scope of investigation which Citigroup could undertake — e.g., the Company did not instruct Citigroup what information to include in its Presentation. However, apart from the Presentation, the Company provided instruction to Citigroup regarding the price the Company was willing to pay for the Warrants and the Company instructed Citigroup to liaise with the Warrant holders on behalf of the Company to gauge potential interest of such holders in participating in the Offer and the price at which it would be attractive to participate in the Offer.

Citigroup is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with tender offers. We selected Citigroup to act as dealer manager in connection with the Offer on the basis of Citigroup’ extensive experience in transactions similar to the Offer, its reputation in the investment community and its familiarity with the Company. Citigroup in particular has extensive experience in advising companies with respect to exchange offers and tender offers for their warrants.

Citigroup and its affiliates provide banking and payment services for the Company. The Company has also agreed to reimburse the cost of Citigroup’s legal counsel in an amount up to $150,000.

A copy of the Presentation has been filed with the SEC as an exhibit to the Schedule TO. Citigroup agreed that the Company could discuss the Presentation in this filing and include the Presentation as an exhibit to this filing.

Other Materials

In addition to the Presentation, Citigroup prepared 2 presentations, which were shared with the Company’s management prior to Citigroup’s engagement as Dealer Manager (the “Discussion Materials”). The Discussion Materials do not constitute an opinion, valuation or appraisal with respect to the Warrants and were not part of the materials that were used by the board of directors to approve the Offer on August 11, 2024. The Discussion Materials were prepared in contemplation of a share exchange transaction which management ultimately chose not to pursue.

4. EFFECTS OF THE TRANSACTION ON THE MARKET FOR THE WARRANTS

The board of directors, including our non-employee directors, after receiving analysis assembled and prepared by management, approved the Transaction with an Offer Purchase Price at a premium to the market price in order to provide the holders of the Warrants with an incentive to tender their Warrants in the Offer.

Benefits and Detriments

The primary benefits and detriments to the Company, participating Warrant holders and non-participating Warrant holders are described below.

Benefits	Detriments
To the Company

1.     Warrants may be perceived by investors as imposing an effective cap on the Company’s share price, in the form of the Warrants’ exercise price. Removing the Warrants from the Company’s capital structure eliminates this potential perception of an effective cap.

2.     Removing the Warrants from the Company’s capital structure will help analysts value the Company more fairly and accurately.

3.     Removing the Warrants can potentially reduce the substantial number of shares of Common Stock that would be issuable upon exercise of the Warrants, thus reducing the potential future dilutive impact of the Warrants and providing investors and potential investors with greater clarity as to the Company’s go-forward capital structure.

4.     Removing the Warrants from the Company’s capital structure will make it easier for the Company to engage in strategic mergers and acquisitions, as the counterparty will not have to pay for, or spend resources evaluating, the Warrants.

5.     Removing the Warrants from the Company’s capital structure can help reduce any potential stigma associated with the legacy Company’s business combination with a Special Purpose Acquisition Company (SPAC).

1.     If 100% of the Warrants are tendered, the Transaction will cost the Company approximately $20.6 million (inclusive of fees and expenses), which is a sum the Company could have profitably allocated elsewhere in its business.

2.     The Transaction will demand attention from the Company’s management and board of directors.

To Warrant holders that participate in the Offer

1.     Participating Warrant holders will receive a higher price if they tender their Warrants in the Offer rather than selling their Warrants in the open market at the current market price.

2.     The Offer Purchase Price was determined following negotiations with parties holding more than a majority of the outstanding Warrants.

3.     Participating Warrant holders will receive liquidity for a security with limited trading volume.

4.     Participating Warrant holders who tender their Warrants for $0.78 in this Offer can avoid the risk of their Warrants expiring worthless in June 2026.

1.     Participating Warrant holders may forego an increase in the value of their Warrants if the Company’s share price increases substantially in the future or if the Company is purchased by another company for a substantial premium to the Company’s current share price.

To Warrant holders that do not participate in the Offer

1.     Non-participating Warrant holders will receive a higher price for the redemption of their Warrants, relative to the recent trading prices of the Warrants, if the Warrant Amendment is adopted.

2.     Non-participating Warrant holders who have their Warrants redeemed will avoid the risk of their Warrants expiring worthless in June 2026.

1.     Non-participating Warrant holders will receive $0.70 upon the redemption of their Warrants, which is lower than the $0.78 participating Warrant holders will receive for the tender of their Warrants.

2.     If, for any reason, the Company did not redeem all of the untendered Warrants following the consummation of the Offer, the market for the Warrants would have less liquidity and volume, which would negatively affect the trading price of the Warrants and make it more difficult for non-participating Warrant holders to sell them in the market.

Warrant Amendment and Redemption

The Warrants currently trade on Nasdaq.

As of the launch date of the Offer, we entered into the Tender and Support Agreement with six holders representing approximately 65.6% of the outstanding Warrants who agreed to tender their Warrants in the Offer and consent to the Warrant Amendment in the Consent Solicitation. Accordingly, because the holders of more than 65% of our outstanding Warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described herein do not occur or, if they occur, are waived, then the Warrant Amendment will be adopted and we will have the right to redeem the Warrants that are not tendered in the Offer. We intend to issue a notice of redemption to redeem all untendered Warrants following the consummation of the Offer, and the redemption would occur 15 days after issuing the notice of redemption. Upon the redemption of the remaining untendered Warrants, the Nasdaq listing of the Warrants will be terminated, and we would seek to terminate the registration of the Warrants pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act. However, regardless of whether the Offer is consummated, the Company’s Common Stock will remain listed on Nasdaq and registered with the SEC pursuant to Section 12(b) of the Exchange Act and we will remain an SEC registrant. See “Forward-Looking Statements; Risk Factors — The Warrant Amendment, if approved by the requisite holders of the Warrants, will allow us to redeem all outstanding Warrants at a price that is approximately 10% lower than the Offer Purchase Price”, “Forward-Looking Statements; Risk Factors — There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position,” and “Forward-Looking Statements; Risk Factors — The liquidity of the Warrants that are not tendered may be reduced”.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER AND CONSENT SOLICITATION. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE WARRANT AGENT, THE INFORMATION AGENT OR THE DEALER MANAGER, MAKES ANY RECOMMENDATION AS TO WHETHER A WARRANT HOLDER SHOULD TENDER ANY WARRANTS AND CONSENT TO THE WARRANT AMENDMENT. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.

5. Interests of Directors and Executive Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o Payoneer Global Inc., 195 Broadway, 27th floor, New York, New York, 10007, and the telephone number for each such person is (212) 600-9272.

Name	Position
John Caplan	Chief Executive Officer and Director
Bea Ordonez	Chief Financial Officer
Tsafi Goldman	Chief Legal & Regulatory Officer and Corporate Secretary
Sharda Caro del-Castillo	Director
Scott Galit	Director
Amir Goldman	Director
Christopher (Woody) Marshall	Director
Susanna Morgan	Director
Pamela H. Patsley	Director
Rich Williams	Director
Avi Zeevi	Director

As of August 9, 2024, 25,158,086 Warrants were outstanding.

To our knowledge, none of our directors or executive officers beneficially own Warrants. The Company does not beneficially own any Warrants.

Except as set forth below, we have not and, to the best of our knowledge, none of our current directors, executive officers or any person holding a controlling interest in us has, engaged in any transactions involving the Warrants during the 60-day period prior to the date of this Offer Letter.

NONE OF THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE WARRANT AGENT, THE INFORMATION AGENT OR THE DEALER MANAGER MAKES ANY RECOMMENDATION AS TO WHETHER ANY HOLDER SHOULD TENDER ANY WARRANTS AND CONSENT TO THE WARRANT AMENDMENT. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.

The following table sets forth information regarding the beneficial ownership of our shares of Common Stock by:

•	each person known by us to be the beneficial owner of more than 5% of our issued and outstanding shares of Common Stock;

•	each of our executive officers and directors; and

•	all our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days and restricted stock units that vest within 60 days. In addition, shares issuable pursuant to warrants, stock options or restricted stock units are deemed outstanding for computing the percentage of the person holding such options or restricted stock units but are not outstanding for computing the percentage of any other person.

The percentage ownership of our shares of Common Stock is based on 352,689,391 shares of Common Stock issued and outstanding as of June 30, 2024.

Beneficial Ownership Table

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Issued and Outstanding Shares of Common Stock(1)
Current Directors and Executive Officers
John Caplan	896,505	*
Bea Ordonez	226,606	*
Tsafi Goldman†	907,608	*
Sharda Caro del-Castillo	19,032	*
Scott Galit†	4,754,001	1.34%
Amir Goldman(2)	2,009,012	*
Christopher (Woody) Marshall(3)	-	-
Susanna Morgan	24,097	*
Pamela H. Patsley	131,477	*

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Issued and Outstanding Shares of Common Stock(1)
Rich Williams	126,450	*
Avi Zeevi	417,642	*
All directors and executive officers as a group (eleven individuals)	9,512,430	2.67%
Five Percent or Greater Shareholders
Certain funds and accounts of TCV (3)	44,141,554	12.43%
Certain funds and accounts of BlackRock (4)	34,741,372	9.85%
Certain funds and accounts of Susquehanna Growth Equity(5)	28,848,786	8.14%
Certain funds and accounts of Vanguard(6)	28,579,172	8.10%
Certain funds and accounts of Temasek(7)	21,428,749	6.06%

_______________

* Less than 1%

†	Shares of common stock beneficially owned include shares issuable upon the exercise or settlement of existing stock options and restricted stock units, respectively, that could have vested during the 60-day period following the date of the above chart, and the pro-rated remainder of the Earn-Out Shares (as such term is defined in the Agreement and Plan of Reorganization dated February 3, 2021, as amended).

(1)	Based on 352,689,391 shares of Common Stock of the Company issued and outstanding as of June 30, 2024.

(2) Includes 2,008,352 shares of Common Stock held by a family limited partnership of which Mr. Goldman is a general partner. Mr. Goldman, a director of Payoneer, disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(3)	Consists of 31,404,189 shares of Common Stock (including Earn-Out shares) held by TCV VIII, L.P., 8,468,718 shares of Common Stock (including earn-out Shares) held by TCV VIII (A), L.P., 1,950,462 shares of Common Stock (including Earn-Out shares) held by TCV VIII (B), L.P. (TCV VIII, L.P., TCV VIII (A), L.P., and TCV VIII (B), L.P., the “TCV VIII Funds”), and 2,318,185 shares of Common Stock (including Earn-Out Shares) held by TCV Member Fund, L.P. (the “Member Fund”, and together with the TCV VIII Funds, the “TCV Entities”). Technology Crossover Management VIII, Ltd. (“Management VIII”) is the sole general partner of Technology Crossover Management VIII, L.P. (“TCM VIII”), which in turn is the sole general partner of the TCV VIII Funds. Management VIII is a general partner of the Member Fund. Each of the TCV Entities has the sole power to dispose or direct the disposition of the shares of Common Stock that it holds directly and has the sole power to vote or direct the vote of such shares. Management VIII, as the ultimate general partner of the TCV Entities, may be deemed to have the sole power to dispose or direct the disposition of the shares held by the TCV Entities and have the sole power to direct the vote of such shares of Common Stock. TCM VIII, as the direct general partner of the TCV VIII Funds, may also be deemed to have sole power to dispose or direct the disposition of the shares of Common Stock held by the TCV VIII Funds and have the sole power to direct the vote of such shares of Common Stock. Each of Management VIII and TCM VIII disclaims beneficial ownership of the shares of Common Stock owned by the TCV Entities, except to the extent of their respective pecuniary interest therein. Christopher (Woody) Marshall, a Class A Director of Management VIII and a limited partner of TCM VIII and the Member Fund, serves as a director of Payoneer. Mr. Marshall disclaims beneficial ownership of the securities held by the TCV Entities except to the extent of his pecuniary interest therein. The address for each of these entities is c/o TCV, 250 Middlefield Road, Menlo Park, California 94025.

(4)	According to a Schedule 13G filed with the SEC on January 24, 2024, consists of 34,741,372 shares of Common Stock held by BlackRock, Inc., a parent holding company or control person for the following entities: BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors (over 5%), BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., and BlackRock Fund Managers Ltd. The address for Blackrock, Inc. is 50 Hudson Yards, New York, NY 10001.

(5)	Consists of 18,797,758 shares of Common Stock held by SIG Growth Equity Funds Limited Partnership, LLLP (“SIG”), 8,742,838 shares of Common Stock (including Earn-Out Shares) held by Susquehanna Growth Equity Fund V, LLLP (“SGE V”), and 1,308,190 earn-out Shares held by Susquehanna Growth Equity Fund III, LLLP (“SGE III”, and, together with SIG and SGE V, the “SGE Funds”). The address for each of these entities is 401 City Avenue, suite 220, Bala Cynwyd, PA 19004. Amir Goldman, a director of Payoneer, is affiliated with Susquehanna Capital Management, LLC (“SGE Management”), which provides investment advisory services to the SGE Funds. In such capacity, SGE Management has voting and dispositive power over such shares. SGE Management and Mr. Goldman disclaim beneficial ownership of securities it or he does not directly own.

(6)	According to a Schedule 13G/A filed with the SEC on February 13, 2024, consists of 28,579,172 shares of Common Stock held by The Vanguard Group, an investment adviser. The address for this entity is 100 Vanguard Blvd., Malvern, PA 19355.

(7)	According to a Schedule 13G/A filed with the SEC on February 9, 2022, consists of 21,428,749 shares of Common Stock (including Earn-Out Shares) held by Birchtree Fund Investments Private Limited. Birchtree Fund Investments Private Limited is a direct wholly-owned subsidiary of Fullerton Fund Investments Pte Ltd, which in turn is a direct wholly-owned subsidiary of Temasek Holdings (Private) Limited. Each of Fullerton Fund Investments Pte Ltd and Temasek Holdings (Private) Limited, through the ownership described herein, may be deemed to beneficially own the securities held directly by Birchtree Fund Investments Private Limited. The address for these entities is 60B Orchard Road, #06-18, Tower 2, The Atrium @ Orchard, Singapore 238891.

6. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences to “U.S. Holders” and “Non-U.S. Holders” (each as defined below and collectively, for purposes of this tax discussion, “Holders”) of (i) the exchange of Warrants for cash pursuant to the Offer, and (ii) the adoption of the Warrant Amendment if it is approved. This discussion is not a complete description of all the potential tax considerations relating to the Offer or the adoption of the Warrant Amendment and is not a substitute for tax advice. This discussion addresses only those Holders that hold their Warrants as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and does not address the alternative minimum tax, the Medicare equivalent tax on certain investment income or special tax accounting rules under Section 451(b) of the Code, or all of the U.S. federal income tax consequences that may be relevant to particular Holders in light of their individual circumstances or that are subject to special rules, such as: insurance companies, real estate investment trusts or regulated investment companies, persons who acquired the Warrants as compensation or in connection with the performance of services, Holders owning directly, indirectly or constructively 5% or more of the Company’s common stock by vote or value, individual retirement and other tax-deferred accounts, persons whose functional currency is not the U.S. dollar, certain financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, tax-exempt organizations, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, persons holding our Warrants as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, “controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income taxes, and U.S. expatriates or former long-term residents of the United States.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Warrants that is: (i) a citizen or individual resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (2) it has a valid election in place to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Warrants that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

This discussion does not describe the U.S. federal income tax consequences to Non-U.S. Holders who are individuals present in the United States for 183 days or more in the taxable year of disposition of the Warrants, who will generally be subject to special rules. Such Non-U.S. Holders are urged to consult their tax advisers regarding the U.S. federal income tax consequences applicable to them.

If an entity (or arrangement) treated as a partnership for U.S. federal income tax purposes holds Warrants, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, entities (or arrangements) treated as partnerships holding Warrants and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the exchange of Warrants for cash pursuant to the Offer and/or adoption of the Warrant Amendment.

This discussion is based on the Code, applicable U.S. Treasury regulations, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes), and does not address the effects of any U.S. state or local or non-U.S. tax laws.

We have not sought, and do not intend to seek, a ruling from the Internal Revenue Service (“IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with this discussion, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE ADOPTION OF THE WARRANT AMENDMENT TO HOLDERS OF WARRANTS. EACH HOLDER OF WARRANTS IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER AND THE ADOPTION OF THE WARRANT AMENDMENT, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE, GIFT OR OTHER NON-INCOME TAX LAWS AND ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL INCOME TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Exchange of Warrants for Cash Pursuant to the Offer

The exchange of Warrants for cash pursuant to the Offer will be a taxable sale of the Warrants for U.S. federal income tax purposes. Subject to the discussion below of possible alternative treatments, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Warrants. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Warrants exceeds one year. A U.S. Holder must calculate gain or loss separately for each block of Warrants exchanged pursuant to the Offer (generally, Warrants acquired at the same cost in a single transaction). Long-term capital gain recognized by a non-corporate U.S. Holder generally will be eligible for reduced rates of tax. The deduction of capital losses is subject to limitations.

However, if a U.S. Holder that is otherwise a direct or indirect owner of our Common Stock exchanges some, but not all, of its Warrants for cash pursuant to the Offer and the Warrant Amendment is approved, all or a portion of the U.S. Holder’s realized gain may be treated as dividend income, rather than capital gain, and any realized loss may be disallowed. The application of these rules is complex. U.S. Holders should consult their tax advisors as to the applicability of these rules to their particular circumstances.

U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax treatment of the exchange of Warrants for cash pursuant to the Offer.

Warrant Amendment

Although the issue is not free from doubt, if the Warrant Amendment is approved, the Company intends to treat all Warrants that are not exchanged for cash pursuant to the Offer as having been exchanged for “new” Warrants pursuant to the Warrant Amendment. The Company intends to treat this deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. If this treatment is respected, (i) a U.S. Holder will generally not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) the U.S. Holder’s aggregate tax basis in the “new” Warrants deemed to be received will generally equal its aggregate tax basis in the existing Warrants deemed surrendered, and (iii) the U.S. Holder’s holding period for the “new” Warrants deemed to be received will generally include its holding period for the Warrants deemed surrendered. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of Warrants at different prices or at different times.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment, there can be no assurance that the IRS or a court will agree with the foregoing treatment and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, a U.S. Holder would generally recognize a gain or loss on the deemed exchange of Warrants in an amount equal to the difference between the fair market value of the Warrants on the day the Warrant Amendment became effective and its tax basis in the Warrants, with consequences generally similar to those discussed above under “U.S. Holders—Exchange of Warrants for Cash Pursuant to the Offer.”

Alternatively, because the Company intends to redeem any Warrants which remain outstanding after the Offer, the approval of the Warrant Amendment may be treated as an exchange of Warrants for an amount of cash equal to the Redemption Price, with consequences generally similar to those discussed above in the manner described above under “U.S Holders––Exchange of Warrants for Cash Pursuant to the Offer.”

If the Warrant Amendment is not approved, U.S. Holders who do not tender any of their Warrants pursuant to the Offer will generally not recognize any gain or loss for U.S. federal income tax purposes solely as a result of the consummation of the Offer.

Non-U.S. Holders

Exchange of Warrants for Cash Pursuant to the Offer

Subject to the discussion of backup withholding and FATCA below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain or loss realized on the exchange of Warrants for cash pursuant to the Offer unless such gain or loss is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States).

Gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be taxed in the same manner as gains for a U.S. Holder (see “U.S. Holders—Exchange of Warrants for Cash Pursuant to the Offer” above). A Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate on its effectively connected earnings and profits.

However, if a Non-U.S. Holder that is otherwise a direct or indirect owner of our Common Stock exchanges some, but not all, of its Warrants for cash pursuant to the Offer and the Warrant Amendment is approved, all or a portion of the Non-U.S. Holder’s realized gain may be treated as dividend subject to withholding tax at a 30% rate (or a reduced rate specified by an applicable income tax treaty), rather than capital gain, and any realized loss may be disallowed. The applications of these rules are complex. Non-U.S. Holders should consult their tax advisors as to the applicability of these rules to their particular circumstances.

Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax treatment of the exchange of Warrants for cash pursuant to the Offer.

Warrant Amendment

As described in “U.S. Holders—Warrant Amendment” above, the U.S. federal income tax treatment of the Warrant Amendment is not free from doubt. The Company intends to treat this deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. If this treatment is respected, a Non-U.S. Holder will generally not be subject to U.S. tax on the deemed exchange of Warrants for “new” Warrants.

If the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment is not treated as a recapitalization for purposes of Section 368(a)(1)(E) of the Code and is instead treated as a taxable exchange, the consequences to Non-U.S. Holders will be generally similar to those discussed above under “Non-U.S. Holders—Exchange of Warrants for Cash Pursuant to the Offer.”

If the Warrant Amendment is not approved, Non-U.S. Holders who do not tender any of their Warrants pursuant to the Offer will generally not be subject to U.S. tax as a result of the consummation of the Offer.

Backup Withholding and Information Reporting

An exchanging U.S. Holder generally will be subject to information reporting and backup withholding with respect to the proceeds from the sale of Warrants unless (i) the U.S. Holder is an exempt recipient and, when required, establishes its exemption from information reporting and backup withholding or (ii) in the case of backup withholding, the U.S. Holder provides its taxpayer identification number (“TIN”), certifies that such TIN is correct and that it is not currently subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

An exchanging Non-U.S. Holder generally will not be subject to backup withholding with respect to the proceeds from the sale of Warrants; provided (i) the Non-U.S. Holder certifies that it is a foreign person for U.S. federal income tax purposes (generally, by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or (ii) the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be offset by the amount of tax withheld. If backup withholding results in an overpayment of U.S. federal income taxes, a refund or credit may be obtained, provided the required information is timely furnished with the IRS.

Additional Withholding Requirements Under the Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury regulations thereunder (“FATCA”) generally impose a 30% withholding tax on certain types of payments made to “foreign financial institutions,” as specially defined under FATCA, and certain other non-U.S. entities. For this purpose, FATCA applies to certain payments of U.S.-source interest and gross proceeds paid to a foreign financial institution unless certain requirements are met. The IRS recently issued proposed Treasury regulations that would eliminate the application of this regime with respect to payments of gross proceeds. Pursuant to these proposed Treasury regulations, the Company and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until final Treasury regulations are issued. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

We will not pay any additional amounts with respect to any amounts withheld, including pursuant to FATCA. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Each Non-U.S. Holder should consult its own tax advisors regarding the application of FATCA to the disposition of Warrants pursuant to the Offer.

The preceding summary of material U.S. federal income tax consequences is for general information only and is not legal or tax advice. Accordingly, each Holder should consult its own tax advisors regarding the U.S. federal, state, and local and non-U.S. tax consequences to them of the Offer and the adoption of the Warrant Amendment.

THE OFFER AND CONSENT SOLICITATION

Risks of Participating in the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 11 below. Holders of the Warrants should carefully consider these risks and are urged to speak with their financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, we strongly encourage you to read this Offer Letter in its entirety.

1.       GENERAL TERMS

The Offer is to permit holders of Warrants that were publicly issued in connection with the FTOC IPO to tender any and all outstanding Warrants for a purchase price of $0.78 in cash, without interest, for each Warrant tendered. A holder may tender as few or as many Warrants as the holder elects. Holders may also exercise their Warrants during the Offer Period in accordance with the terms of the Warrants.

You may tender some or all of your Warrants on these terms. The Offer relates to the Warrants that were publicly issued in connection with the FTOC IPO, which trade on Nasdaq under the symbol “PAYOW.” Any and all outstanding Warrants are eligible to be tendered pursuant to the Offer. As of August 9, 2024, there were 25,158,086 Warrants outstanding.

If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal and Consent.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

As part of the Offer, we are also soliciting from holders of the Warrants their consent to the Warrant Amendment. If approved, the Warrant Amendment would permit the Company to redeem each Warrant that is outstanding upon the closing of the Offer for $0.70 in cash, without interest, which is approximately 10% less than the Offer Purchase Price. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Warrants is required to approve the Warrant Amendment. If the Warrant Amendment is adopted, which we expect to occur given that holders of more than 65% of the Warrants have consented to the Warrant Amendment, we intend to issue a notice of redemption to redeem all remaining outstanding Warrants following the consummation of the Offer. The redemption would occur 15 days after issuing the notice of redemption.

A holder who tenders Warrants in the Offer will automatically be deemed, without any further action, to have given his, her or its consent to approval of the Warrant Amendment (effective upon our acceptance of the Warrants tendered). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Warrants.

You cannot tender any Warrants in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any Warrants, you should be aware that a tender of Warrants may result in the approval of the Warrant Amendment.

A.       Period of Offer

The Offer will only be open for a period beginning on August 12, 2024 and ending on the Expiration Date. We expressly reserve the right, in our sole discretion, at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer.

B.       Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. The Offer is not conditioned on any minimum number of Warrants being tendered.

HOLDERS MAY ALSO EXERCISE THEIR WARRANTS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE WARRANTS.

C.       Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER AND THE CONSENT SOLICITATION. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE WARRANT AGENT, THE INFORMATION AGENT OR THE DEALER MANAGER, MAKES ANY RECOMMENDATION AS TO WHETHER A HOLDER SHOULD TENDER WARRANTS AND CONSENT TO THE WARRANT AMENDMENT. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.

D.       Extensions of the Offer

We expressly reserve the right, in our sole discretion, and at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer. If we extend the Offer, we will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date of the Offer.

2.       PROCEDURE FOR TENDERING WARRANTS

A.       Proper Tender of Warrants

To validly tender Warrants pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal and Consent or photocopy thereof, together with any required signature guarantees, must be received by the Warrant Agent at its address set forth on the last page of this Offer Letter prior to the Expiration Date or (ii) the ATOP procedures for book-entry transfer described below must be complied with prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal and Consent, the tendering Warrant holder must set forth: (i) his, her or its name and address; (ii) the number of Warrants tendered; and (iii) the number of the Warrant certificate(s) representing such Warrants.

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal and Consent, the Warrants must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or instruments of assignment guaranteed.

A tender of Warrants pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer and Consent Solicitation.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CONSENT AND WARRANTS, MUST BE MADE TO THE WARRANT AGENT OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE WARRANT AGENT OR THE BOOK-ENTRY TRANSFER FACILITY AND, THEREFORE, WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY. The Warrant Agent will establish an account for the Warrants at DTC for purposes of the Offer, within two business days after the date of this Offer Letter. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the Warrant Agent’s account in accordance with DTC’s procedure for such transfer. Delivery of the Letter of Transmittal and Consent or Agent’s Message (or other required documentation) to DTC does not constitute delivery to the Warrant Agent. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Warrant Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that the Company may enforce such agreement against the participant. The term “Book-Entry Confirmation” means a timely confirmation of a book-entry transfer of Warrants into the Warrant Agent’s account at DTC.

WARRANTS HELD IN STREET NAME. If Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Warrants on your behalf. A letter of instructions is included as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to tender and deliver Warrants on your behalf.

Unless the Warrants being tendered are delivered to the Warrant Agent by the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal and Consent or a properly transmitted Agent’s Message, the Company may, at its option, treat such tender as invalid. Payment of the Offer Purchase Price upon tender of Warrants will be made only against the valid tender of Warrants.

GUARANTEED DELIVERY. If you want to tender your Warrants pursuant to the Offer, but (i) your Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Warrant Agent prior to the Expiration Date, you can still tender your Warrants, if all of the following conditions are met:

(a)    the tender is made by or through an Eligible Institution (as defined in the Letter of Transmittal and Consent);

(b)    the Warrant Agent receives by hand, mail or overnight courier, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

(c)    the Warrant Agent receives, within one (1) Nasdaq trading day after the date of its receipt of the Notice of Guaranteed Delivery:

(1)       the certificates for all tendered Warrants, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer as described above; and

(2)       a properly completed and duly executed Letter of Transmittal and Consent (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal and Consent.

In any event, the payment of the Offer Purchase Price for Warrants tendered and accepted pursuant to the Offer will be made only after timely receipt by the Warrant Agent of such Warrants, properly completed and duly executed Letters of Transmittal and Consent and any other required documents.

Warrants tendered by Notice of Guaranteed Delivery will be excluded from the determination of whether at least 65% of the Warrants (which is the minimum number required to amend the Warrant Agreement) have been tendered in the Offer and Consent Solicitation, unless such Warrants and other required documents are received by the Warrant Agent by the Expiration Date.

B.       Conditions of the Offer

We will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for the Warrants tendered, subject to the rules under the Exchange Act if:

(a)    there has been instituted, threatened in writing or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency or instrumentality, or by any other person, before any court, authority or other tribunal that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

(b)    any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

(c)    in our reasonable judgment, there shall have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, or prospects.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer. The determination by us as to whether any condition has occurred shall be conclusive and binding on all parties; provided, that any such determination may be challenged by a holder of Warrants in any court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date. If any of the conditions described above will occur prior to the Expiration Date, we will promptly disclose our decision whether or not to waive such condition and, if the condition is material, we may be required to extend the Offer. We will amend this Offer Letter to report material changes, such as if a material condition to the Offer is waived, as required by Rule 13e-4(c)(3) under the Exchange Act.

We may terminate the Offer if any of the conditions of the Offer occur prior to the Expiration Date.

C.       Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase of any tenders of Warrants will be determined by the Company, in its sole discretion, and its determination will be final and binding, subject to the judgment of any court that might provide otherwise. The Company reserves the absolute right, subject to the judgment of any court that might provide otherwise, to reject any or all tenders of Warrants that it determines are not in proper form or reject tenders of Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court that might provide otherwise, to waive any defect or irregularity in any tender of Warrants, and such waiver shall not require the Company to make a similar waiver of a similar defect or irregularity in other tendered Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor will any of them incur any liability for failure to give any such notice.

D.       Tender Constitutes an Agreement

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Warrant holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such Warrant holder is voluntarily participating in the Offer; (iii) the future value of our Warrants is unknown and cannot be predicted with certainty; (iv) such Warrant holder has read this Offer Letter; (v) such Warrant holder has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the tendering Warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such Warrant holder’s tender of Warrants or receipt of the Offer Purchase Price are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, such Warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Warrants authorizes us to withhold all applicable Tax Items potentially payable by a tendering Warrant holder. Our acceptance for payment of Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and us upon the terms and subject to certain conditions of the Offer, including the consent to the Warrant Amendment.

E.       Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal and Consent by a person residing in or tendering Warrants in the United States must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal and Consent need not be guaranteed if (i) the Letter of Transmittal and Consent is signed by the registered holder of the Warrant(s) tendered therewith; or (ii) such Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1, 3 and 4 of the Letter of Transmittal and Consent.

3.       WITHDRAWAL RIGHTS

Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then Warrants that were previously tendered and not validly withdrawn will remain subject to the Offer. Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the tendered Warrants by the 40th business day after the initial commencement of the Offer.

To be effective, a written notice of withdrawal must be timely received by the Warrant Agent at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the holder who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the Warrant Agent, a signed notice of withdrawal must be submitted to the Warrant Agent prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering holder). Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Warrants. In order to withdraw previously tendered Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through DTC’s ATOP procedures by (i) withdrawing its acceptance, or (ii) delivering to the Warrant Agent by mail or hand delivery, a notice of withdrawal of such instruction. Holders of Warrants submitting a tender via DTC’s ATOP procedures are deemed to consent to the Warrant Amendment. The valid revocation of a consent will constitute the concurrent valid withdrawal of the tendered Warrants as to which consent was delivered. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Warrants other than through DTC should send written notice of withdrawal to the Warrant Agent specifying the name of the holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the Warrant Agent. Selection of the method of notification is at the risk of the holder and notice of withdrawal must be timely received by the Warrant Agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding, subject to the judgment of any court that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court that might provide otherwise.

4.       ACCEPTANCE OF WARRANTS AND PAYMENT OF OFFER PURCHASE PRICE

Upon the terms and subject to the conditions of the Offer, we will purchase Warrants validly tendered as of the Expiration Date for a purchase price of $0.78 per Warrant. The Offer Purchase Price to be paid will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for purchase pursuant to the Offer after timely receipt by the Warrant Agent of a properly completed and duly executed Letter of Transmittal and Consent (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal and Consent.

Under no circumstances will we pay interest on the Offer Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Warrants in the Offer.

We urge holders of Warrants who hold Warrants through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Warrants through their nominee and not directly to the Warrant Agent. The Company will not bear the costs of such transaction costs.

5.       PRICE RANGE OF WARRANTS

Our Warrants are listed on Nasdaq under the symbol “PAYOW.” On August 9, 2024, the last reported sale price for the Warrants was $0.40. The following table sets forth the high and low sales prices for the Warrants for the periods shown:

	Warrants
	High	Low
	$	$
Fiscal 2021
Second Quarter	3.20	1.40
Third Quarter	2.68	1.79
Fourth Quarter	2.45	1.65

Fiscal 2022
First Quarter	2.41	0.95
Second Quarter	1.23	0.37
Third Quarter	1.59	0.56
Fourth Quarter	1.87	0.86

Fiscal 2023
First Quarter	1.28	0.50
Second Quarter	1.02	0.44
Third Quarter	0.93	0.45
Fourth Quarter	0.85	0.16

Fiscal 2024
First Quarter	0.43	0.17
Second Quarter	0.45	0.20
Third Quarter (1)	0.42	0.19

_________________

(1)	Through August 9, 2024

The Company recommends that holders consider current market quotations for the Warrants, among other factors, before deciding whether or not to tender their Warrants.

6.       SOURCE AND AMOUNT OF FUNDS; FEES AND EXPENSES

Assuming 100% participation in the Offer, we will need approximately $19.6 million to purchase all of the outstanding Warrants at the purchase price of $0.78 per Warrant. We estimate that the total amount of cash required to complete the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the Offer and Consent Solicitation will be approximately $20.6 million, all of which will be funded by us from our existing and available cash reserves. No alternative plan exists to finance the purchase of the tendered Warrants.

The estimated costs and expenses to be paid by us in connection with the offer are as follows:

Legal fees	$450,000
Filing fees	$2,897
Tender/Information Agent/Printing and Mailing expense	$65,000
Dealer Manager fees	$500,000

Total	$1,017,897

7.       INFORMATION CONCERNING PAYONEER GLOBAL INC.

On June 25, 2021, Payoneer Inc. and FTAC Olympus Acquisition Corporation consummated a business combination pursuant to the Agreement and Plan of Reorganization, dated February 3, 2021 (as amended), through a merger of subsidiaries under a newly formed holding company (the “Reverse Recapitalization”). On June 25, 2021, in connection with the closing of the Reverse Recapitalization, the new combined company changed its name to Payoneer Global Inc.

We are a financial technology company purpose-built to enable the world’s small and medium-sized businesses (“SMB(s)”) to grow and operate their businesses around the world by reliably and securely connecting them to the global digital economy. We were founded in 2005 and in the 19 years since our founding, we have built a global financial stack that makes it easier for millions of SMBs, particularly in emerging markets, to access global demand and supply, pay and get paid, and manage their cross border and other needs from a single platform. Our financial stack provides a full suite of cross-border accounts receivable (AR) and accounts payable (AP) capabilities and includes services such as working capital and the provision of data-driven insights. Our core value proposition is that we remove the complexity and barriers of doing business across borders for our customers. With a multi-currency Payoneer Account, businesses around the world can serve and transact with their overseas customers, suppliers, vendors, and partners as if they were local.

The Payoneer financial stack is comprised of a secure, regulated payment infrastructure platform that provides customers with a one-stop, global, multi-currency account to serve their comprehensive AR and AP needs. Our global platform is built with a focus on security, stability and redundancy. We leverage nearly 100 banking and payment service providers globally to support transactions in over 7,000 trade corridors and enable same-day and real-time settlement in over 150 countries.

We serve SMBs located in more than 190 countries and territories and operating in a wide variety of industries. We have approximately 2 million active customers, including over 500,000 who meet our ideal customer profile (as further defined below). Customers include goods exporters selling cross-border to consumers and other businesses, services companies exporting their capabilities to international clients, independent professionals, creators, and contractors capitalizing on the digitization of the workplace and remote work, vacation rental hosts, and businesses working with suppliers and vendors from different countries in different currencies. Our customers sell their goods or services either via a marketplace or directly to other businesses (B2B), and/or to customers via webstores. Given the diverse nature of our customers and their businesses, our revenues experience seasonal fluctuations as a result of consumer and business spending patterns.

We have built a meaningful brand and efficient go-to-market engine that enables us to drive customer acquisition through a diverse range of channels. We leverage our global partnerships and enterprise relationships, deep local knowledge and sales presence, product- and customer-driven network effects, and organic traffic to our website. This supports an efficient customer acquisition model and enables us to differentiate our efforts based on different segments.

Our book value per share as of June 30, 2024 was $1.90 and as of December 31, 2023 was $1.86.

We incorporate herein by reference (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 28, 2024; and (ii) Form 10-Qs for the quarter ended March 31, 2024, filed with the SEC on May 8, 2024, and for the quarter ended June 30, 2024, filed with the SEC on August 7, 2024, respectively.

Our principal executive office is located at 195 Broadway, 27th floor, New York, New York, 10007, and our telephone number is (212) 600-9272.

8.       PLANS, PROPOSALS OR NEGOTIATIONS

Except for (i) the Offer, Consent Solicitation and Redemption, (ii) as described in the information incorporated by reference herein, and (iii) other than the negotiations with Warrant holders described under “Special Factors — 2. Fairness of the Transaction (Offer, Warrant Amendment and Redemption”), there are no present plans, proposals or negotiations by the Company that relate to or would result in:

• any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

• a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

• any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

• any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

• any other material change in the Company’s corporate structure or business;

• any class of equity security of the Company being delisted from a national securities exchange;

• any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

• the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

• the acquisition by any person of additional securities of the subject company, or the disposition of securities of the subject company; or

• changes in the Company’s Certificate of Incorporation or By-laws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

9.       TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Except as described herein (including the information incorporated herein by reference), none of the Company or, to our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Holders who collectively represent approximately 65.6% of the outstanding Warrants (together, the “Supporting Warrant Holders”) have agreed pursuant to a Tender and Support Agreement dated August 12, 2024, by and among the Company and the Supporting Warrant Holders (the “Tender and Support Agreement”), to (i) tender their Warrants in the Offer and (ii) consent to the Warrant Amendment in the Consent Solicitation. Accordingly, because the holders of more than 65% of our outstanding Warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described herein do not occur or, if they occur, are waived, then the Warrant Amendment will be adopted.

Warrant Agreement

In connection with the FTOC IPO and the appointment of a warrant agent for the Warrants, FTOC entered into the Warrant Agreement with Continental Stock Transfer & Trust Company on August 25, 2020. The Warrant Agreement was amended on June 25, 2021 to, among other things, add the Company as a party to the Warrant Agreement. The Warrant Agreement (as amended) provides for the various terms, restrictions and governing provisions that dictate all of the terms of the Warrants.

Other Agreements and Transactions

The Company has retained Continental Stock Transfer & Trust Company to act as the Warrant Agent, Sodali & Co. to act as the Information Agent and Citigroup Global Markets Inc. to act as the Dealer Manager. Directors, officers and employees of the Company or its affiliates or the Information Agent may contact holders of Warrants by hand, mail, e-mail or telephone regarding the Offer and may request brokers, dealers and other nominees to forward the Offer Letter and related materials to beneficial owners of the Warrants. Such directors, officers and employees will not be specifically compensated for providing such services. The Dealer Manager, the Warrant Agent and the Information Agent will receive reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person, including the Dealer Manager, for soliciting tenders in the Offer.

Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Warrants, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase or redeem Warrants, whether or not any Warrants are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, accelerated share repurchases, tender offers, exchange offers or otherwise, upon the same or different terms than the terms of the Offer. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we might pursue.

10.       CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS

We will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for the Warrants tendered, subject to the rules under the Exchange Act if:

(a)       there has been instituted, threatened in writing or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency or instrumentality, or by any other person, before any court, authority or other tribunal that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

(b)       any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

(c)       in our reasonable judgment, there shall have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, or prospects.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer. The determination by us as to whether any condition has occurred shall be conclusive and binding on all parties; provided, that any such determination may be challenged by a holder of Warrants in any court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date. If any of the conditions described above occur prior to the Expiration Date, we will promptly disclose our decision whether or not to waive such condition and, if the condition is material, we may be required to extend the Offer. We will amend this Offer Letter to report material changes, such as if a material condition to the Offer is waived, as required by Rule 13e-4(c)(3) under the Exchange Act.

We may terminate the Offer if any of the conditions of the Offer occur prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a holder in connection with the Offer will be returned to such holder and the Warrants will expire in accordance with their terms on June 25, 2026, and will otherwise remain subject to their original terms, including the redemption provisions.

Subject to applicable securities laws and the terms and conditions set forth in this Offer Letter, we expressly reserve the right (but will not be obligated), at any time or from time to time, prior to the Expiration Date, regardless of whether or not any of the events set forth above shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer, (b) extend the Offer, or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described above. Irrespective of any amendment to the Offer, all Warrants previously tendered pursuant to the Offer and not accepted for purchase or withdrawn will remain subject to the Offer and may be accepted thereafter for purchase by us.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, we may, if we deem appropriate, extend the Offer for any other reason. In addition, if the Offer Purchase Price is adjusted, the Offer will remain open at least ten (10) business days from the date we first give notice of such change to Warrant holders, by press release or otherwise.

Any extension, amendment or termination of the Offer by us will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by issuing a press release or by such other means of public announcement as we deem appropriate.

If for any reason the acceptance for tender (whether before or after any Warrants have been accepted for tender pursuant to the Offer), or the tender for Warrants subject to the Offer is delayed or if we are unable to accept for tender Warrants pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered Warrants may be retained by the Warrant Agent on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror deliver the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay delivery of the Offer Purchase Price for Warrants which we have accepted for tender pursuant to the Offer is limited by Exchange Act Rule 13e- 4(f)(5), which requires that an offeror deliver the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer. Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the Warrants for tender by the 40th business day after the initial commencement of the Offer.

Pursuant to Exchange Act Rules 13e-3 and 13e-4, we have filed the Schedule TO with the SEC which contains additional information with respect to the Offer. The Schedule TO also serves as a Schedule 13E-3 with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Additional Information; Miscellaneous” in this Offer Letter.

11.       FORWARD-LOOKING STATEMENTS; RISK FACTORS

This Offer Letter contains forward-looking statements. Forward-looking statements usually relate to future events, conditions and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward- looking statements are often identified by the words “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plans,” “may,” “should,” or the negative thereof or similar terms. The absence of these words, however, does not mean that these statements are not forward-looking. Forward-looking statements are based on our current expectation, belief and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future development affecting us will be those that we anticipate.

All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in this “Item 12. Forward-Looking Statements; Risk Factors.” We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof.

The Warrant Amendment, if approved by the requisite holders of the Warrants, will allow us to redeem all outstanding Warrants at a price that is approximately 10% lower than the Offer Purchase Price.

If we complete the Offer and Consent Solicitation and obtain the approval of the Warrant Amendment by holders of at least 65% of the Warrants, the Company will have the right to redeem each outstanding Warrant, including Warrants held by holders who do not wish to participate and did not participate in the Offer, for $0.70 in cash, which is approximately 10% less than the Offer Purchase Price, without interest. If the Warrant Amendment is adopted, which we expect to occur given that holders of more than 65% of the Warrants have consented to the Warrant Amendment, we intend to issue a notice of redemption to redeem all remaining outstanding Warrants following the consummation of the Offer. The redemption would occur 15 days after issuing the notice of redemption.

Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 65% of the outstanding Warrants. Pursuant to the Tender and Support Agreement, parties representing approximately 65.6% of the outstanding Warrants have agreed to tender their Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation. Accordingly, because the holders of more than 65% of our outstanding Warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described herein do not occur or, if they occur, are waived, then the Warrant Amendment will be adopted.

If the Warrant Amendment is adopted, we intend to redeem the remaining outstanding Warrants as provided in the Warrant Agreement, which would result in the holders of any remaining outstanding Warrants receiving approximately 10% less cash than if they had tendered their Warrants in the Offer.

There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a Warrant holder may be able to sell his, her or its Warrants in the future following the completion of the Offer. Certain future events may cause an increase in the price of the Warrants, which could result in you realizing a lower value now than you might realize in the future had you not agreed to tender your Warrants. Similarly, if you do not tender your Warrants in the Offer, you will bear the risk of ownership of your Warrants after the closing of the Offer, and there can be no assurance that you can sell your Warrants (or exercise them for shares of Common Stock) in the future at a higher price than would have been obtained by participating in the Offer or at all. In addition, if you do not tender your Warrants and if we obtain the approval of the Warrant Amendment, we intend to implement the Warrant Amendment and subsequently redeem your Warrants for the Redemption Price, which is approximately 10% lower than the Offer Purchase Price. You should carefully review the terms of the Warrants, including the Warrant Agreement governing the Warrants, and consult your own individual tax and/or financial advisor for assistance on how the tender of your Warrants may affect your individual situation.

The liquidity of the Warrants that are not tendered may be reduced.

If the Warrant Amendment is adopted, we intend to exercise our redemption rights thereunder and thus it is unlikely that any untendered Warrants will remain outstanding for a significant period of time following the completion of the Offer and Consent Solicitation. See “The Warrant Amendment, if approved by the requisite holders of the Warrants, will allow us to redeem all outstanding Warrants at a price that is approximately 10% lower than the Offer Purchase Price.” However, if any untendered Warrants remain outstanding due to the Warrant Amendment not being approved, then the ability to sell such Warrants may become more limited due to the reduction in the number of Warrants outstanding upon completion of the Offer and Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price and price volatility of untendered Warrants. If there continues to be a market for our untendered Warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

There is no guarantee that the Warrants will ever be in the money, and they may expire worthless.

The exercise price for the Warrants is $11.50 per share. There is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

There is no assurance that the Offer will be successful.

The Offer is not conditioned upon any minimum number of Warrants being tendered. The Offer is, however, subject to other conditions. See “The Offer and Consent Solicitation, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

Our Warrant Amendment will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes with the Company.

Our Warrant Amendment will provide that any action, proceeding or claim against us arising out of or relating in any way to the Warrant Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the parties to the Warrant Amendment irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. Each party to the Warrant Amendment waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Amendment will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any of our Warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Amendment. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Amendment, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our Warrants, such holder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (ii) having service of process made upon such Warrant holder in any such enforcement action by service upon such Warrant holder’s counsel in the foreign action as agent for such Warrant holder.

This choice-of-forum provision may limit a Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our Company relating to the Warrant Amendment, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Amendment inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

12.       THE WARRANT AGENT, INFORMATION AGENT AND DEALER MANAGER

We have retained Continental Stock Transfer & Trust Company to act as the Warrant Agent and Sodali & Co. to act as the Information Agent, in connection with the Offer and Consent Solicitation. All deliveries, correspondence and questions sent or presented to the Warrant Agent or the Information Agent relating to the Offer and Consent Solicitation should be directed to the addresses or telephone numbers set forth on the back cover of this Offer Letter. The Information Agent and the Warrant Agent will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer and Consent Solicitation, including certain liabilities under the federal securities laws.

We also retained Citigroup Global Markets Inc. to act as the Dealer Manager in connection with the Offer and Consent Solicitation. The Dealer Manager may communicate with, but may not solicit tenders of Warrants from, brokers, dealers, commercial banks and trust companies with respect to the Offer and Consent Solicitation. The Dealer Manager will receive a reasonable and customary fixed fee for these services that becomes payable upon the closing of the Offer, which is contingent upon the consummation of the Offer and Consent Solicitation. We have also agreed to indemnify the Dealer Manager against liabilities in connection with the Offer and Consent Solicitation, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates provide, or may provide in the future, various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

We will not pay any fees or commissions to brokers, dealers or other persons for soliciting tenders of Warrants pursuant to the Offer. Warrant holders holding Warrants through a broker, dealer, commercial bank, trust company or other nominee are urged to consult such nominees to determine whether transaction costs may apply if Warrant holders tender Warrants through such nominees and not directly to the Warrant Agent. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Warrant Agent for purposes of the Offer and Consent Solicitation.

13.       ADDITIONAL INFORMATION; MISCELLANEOUS

Pursuant to Rule 13e-3 promulgated under the Exchange Act, we have filed a combined statement on Schedules TO and 13E-3 with the SEC under cover of Schedule TO, which contains additional information with respect to the Offer. This Offer Letter does not contain all of the information contained in the Schedule TO (of which this Offer Letter is a part) and the exhibits to the Schedule TO. The Company recommends that all holders of the Warrants review the Schedule TO, including the exhibits and the information incorporated by reference in the Schedule TO, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer, including the following documents hereby incorporated by reference into this Offer Letter:

1.       Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 28, 2024.

2.       Form 10-Qs for the quarter ended March 31, 2024, filed with the SEC on May 8, 2024, and for the quarter ended June 30, 2024, filed with the SEC on August 7, 2024, respectively.

Documents we file (but not documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules) with the SEC under Section 13(e), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer Letter will be incorporated by reference in this Offer Letter only upon our filing of a subsequent amendment to the Schedule TO. Any statement contained in this Offer Letter or in a document (or part thereof) incorporated by reference in this Offer Letter shall be considered to be modified or superseded for purposes of this Offer Letter to the extent that a statement contained in any subsequent amendment to this Offer Letter or amendment to the Schedule TO to which this Offer Letter relates modifies or supersedes that statement.

You can obtain any of the documents incorporated by reference in this Offer Letter from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the telephone numbers and address set forth on the back cover of this Offer Letter.

Each person to whom a copy of this Offer Letter is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to our investor relations representative at:

Payoneer Global Inc.
Attention: VP Investor Relations
 investor@payoneer.com

Sincerely,

Payoneer Global Inc.
195 Broadway, 27th floor

New York, New York, 10007

The Warrant Agent is Continental Stock Transfer & Trust Company. The Letter of Transmittal and Consent and certificates representing Warrants, and any other required documents should be sent or delivered by each holder of Warrants or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Warrant Agent at one of its addresses set forth below.

THE WARRANT AGENT FOR THE OFFER IS:

Continental Stock Transfer & Trust Company

BY FIRST CLASS MAIL:

Continental Stock
Transfer & Trust Company
Attn: Corporate Actions (Payoneer)
1 State Street 30th Floor
New York, NY 10004 Telephone: 917-262-2378
Email: tenders+payoneer@continentalstock.com

BY OVERNIGHT OR HAND DELIVERY:

Continental Stock
Transfer & Trust Company
Attn: Corporate Actions (Payoneer)
1 State Street 30th Floor
New York, NY 10004
Telephone: 917-262-2378
Email: tenders+payoneer@continentalstock.com

BY SECURE ELECTRONIC UPLOAD:

https://cstt.citrixdata.com/r-re3fd15eb61d141f2afdfb8243ad4db21

THE INFORMATION AGENT FOR THE OFFER IS:

Sodali & Co.
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902

Telephone: (800) 662-5200
Email: PAYO@info.sodali.com

Any question or request for assistance may be directed to the Information Agent at the address, phone number and email address listed above.

Requests for additional copies of the Offer Letter, the Letter of Transmittal and Consent or other documents related to the offer may also be directed to the Information Agent.

The Dealer Manager for the Offer and Consent Solicitation is:

Citigroup Global Markets Inc.

Citigroup Global Markets Inc.
388 Greenwich Street

New York, New York 10013

SCHEDULE I

1. Beneficial ownership of the Warrants

To our knowledge, none of our directors or executive officers beneficially own Warrants.

2. Directors and Senior Management

The following table sets forth our current directors and executive officers:

Directors and Executive Officers	Position/Title
John Caplan	Chief Executive Officer and Director
Bea Ordonez	Chief Financial Officer
Tsafi Goldman	Chief Legal & Regulatory Officer and Corporate Secretary
Sharda Caro del-Castillo	Director
Scott Galit	Director
Amir Goldman	Director
Christopher (Woody) Marshall	Director
Susanna Morgan	Director
Pamela H. Patsley	Director
Rich Williams	Director
Avi Zeevi	Director

The business address of each of the following persons is: c/o Payoneer Global Inc., 195 Broadway, 27th floor, New York, New York, 10007, and the telephone number for each of the following persons is (212) 600-9272.

None of the following persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of the following persons has during the past five years been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Biographical information concerning our directors and executive officers listed above is set forth below.

John Caplan has served as the CEO of Payoneer since 2023, after joining as Co-CEO and director in 2022. Prior to joining Payoneer, Mr. Caplan was President North America & Europe at Alibaba.com, a business unit of the Alibaba Group (NYSE: BABA), from September 2018 to 2022. Previously, from 2009 to 2018, Mr. Caplan was founder and Chief Executive Officer of OpenSky, a SMB software and services firm. Alibaba acquired a majority stake in OpenSky in 2017. Prior to founding OpenSky, Mr. Caplan was Chief Executive Officer at Ford Models, Inc., a fashion talent agency, from 2002 to 2009; and CMO of About.com, an internet publishing business, from 1998 to 2001. Mr. Caplan currently serves on the board of Oscar Heyman & Brothers, a privately held company, and previously served on the boards of private companies, including Caroo, Sendle and Clyde. Mr. Caplan has a Bachelor of Arts in English from the University of Rochester.

Bea Ordonez has served as the Chief Financial Officer of Payoneer since March 2023, after joining the Company as Deputy Chief Financial Officer in January 2023. From 2022 to 2023, Ms. Ordonez was Chief Innovation Officer of Webster Bank (NYSE: WBS). From 2021 to 2022, Ms. Ordonez served as Chief Financial Officer and Executive Vice President of Sterling National Bank (NYSE: STL, prior to its acquisition by Webster Bank). Prior to joining Sterling National Bank, from 2015 to 2021, Ms. Ordonez was Chief Financial Officer of OTC Markets Group (OTCQX: OTCM), a company that operates regulated financial markets for U.S. and global securities. From 2006 to 2015 Ms. Ordonez served as COO and Managing Director of Convergex, a global financial services firm (since acquired by Cowen (NASDAQ: COWN)) providing execution, trading, prime brokerage, clearing and other services to institutional investors and counterparties. Earlier in her career, Ms. Ordonez served as Chief Financial Officer of G-Trade, a broker-dealer providing electronic access to global equities markets and held roles as a tax consultant with PricewaterhouseCoopers as well as with Arthur Andersen. Ms. Ordonez has a Bachelor of Laws (LLB) from the University of Nottingham and is a member of the Institute of Chartered Accountants in England and Wales.

Tsafi Goldman has served as the Chief Legal & Regulatory Officer of Payoneer since 2019. She is responsible for the legal and regulatory aspects of Payoneer’s business activities and operations, management of the Company’s in-house team of lawyers and regulatory governance matters, and since 2023 is also responsible for the Company’s Enterprise Risk Management team. Ms. Goldman joined Payoneer in 2015. Ms. Goldman’s experience as a lawyer includes a large range of commercial, corporate and private equity legal work, representing early-stage and growth companies, as well as expertise in payments services and regulation. Prior to joining Payoneer, Ms. Goldman was a partner at CBLS Law Offices from 2004 to 2014, a boutique Tel-Aviv law firm, where Payoneer was one of her clients. Ms. Goldman held various positions in leading law firms, focusing on the high-tech and bio-med sectors, as well as in-house roles at Israel Chemicals group (ICL) and ECI Telecom from 1996 to 1998. Ms. Goldman has a Bachelor of Laws (LLB) from Tel Aviv University.

Sharda Caro del Castillo has served as a director of Payoneer since 2023. Prior to her appointment, Ms. Caro del Castillo served as Chief Legal Officer, Chief Compliance Officer and Corporate Secretary of Affirm, Inc. (NASDAQ: AFRM) from 2019 to 2021. From 2014 to 2019, Ms. Caro del Castillo was General Counsel and Chief Compliance Officer of Payments, and interim Global Head of Payments (2018-2019), at Airbnb (NASDAQ: ABNB). Prior to joining Airbnb, Ms. Caro del Castillo was Payments Counsel and subsequently the Head of Payments Platform at Square, Inc. (NYSE: SQ) from 2012 to 2014, and a Director of Product and Regulatory Counsel at PayPal (NASDAQ: PYPL) from 2010 to 2012. Ms. Caro del Castillo serves on the boards of Forter since 2022 and GoFundMe since 2021. Ms. Caro del Castillo has a Bachelor of Science from Santa Clara University, and a Juris Doctorate from Case Western Reserve University School of Law.

Scott Galit has served as a director of Payoneer since 2010. He was also CEO until May 2022 and later Co-CEO of Payoneer until March 2023, when he transitioned to serving as a Senior Advisor until June 2024. Prior to joining Payoneer, Mr. Galit was President of i2c. Before joining i2c in 2010, he was the Executive Vice President at Meta Payments Systems and on the Executive Committee of MetaBank, an OTS-regulated financial institution. From 2005 to 2007 he was the Global Head of Prepaid for Mastercard, where he developed Mastercard’s global prepaid strategy and oversaw its global prepaid business. Mr. Galit was the founder and CEO of Solspark from 1999 to 2002, Senior Vice President/General Manager at Concord EFS from 2002 to 2003 (after Solspark was sold to Concord EFS), and Senior Vice President/General Manager of First Data Prepaid from 2003 to 2004 (after Concord EFS was sold to First Data). Earlier in his career he was an investment banker at Donaldson, Lufkin & Jenrette. Mr. Galit was also a founding board member of the Network Branded Prepaid Card Association (NPBCA) and currently serves on the board of Paddle, a privately held company. Mr. Galit has a Bachelor of Arts with distinction from the honors program at the University of Virginia.

Amir Goldman has served as a director of Payoneer since 2014. Since 2006, he has served as the founder and Managing Director of Susquehanna Growth Equity, a private equity firm focused on investing in growing companies in the software and payments sectors. From 2002 to 2006, he was a Principal at TL Ventures, a venture capital firm, and he previously served as Principal at BRM Capital, a venture capital firm focused on internet infrastructure and software companies between 1999 and 2002. Mr. Goldman serves as a director in a number of private companies, such as HighRadius and HMP Global. Mr. Goldman has a Master of Business Administration from Harvard Business School and a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania.

Christopher (Woody) Marshall has served as a director of Payoneer since 2017. In addition to his role on Payoneer’s Board, he currently serves on the board of directors of Spotify (NYSE: SPOT) (where he serves as lead independent director) and board of managers of Nerdy LLC since 2015, on the board of directors of Nerdy (NYSE: NRDY) since 2021, and as a director in a number of private companies. Since 2008, Mr. Marshall has served as a general partner of TCV, a private equity firm. Mr. Marshall has been active in the venture capital industry since 1995, having spent 12 years at Trident Capital, a venture capital and private equity firm with a primary investment focus on the payments, internet and mobile industries. Mr. Marshall has a Bachelor of Arts in Economics from Hamilton College and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Susanna Morgan has served as a director of Payoneer since 2023. Ms. Morgan currently serves as the CEO of Agate Advisors LLC, which she founded to provide strategic consulting and advisory services for technology companies, investors, and finance executives. From 2018 to 2022, Ms. Morgan was the Chief Financial Officer of Remitly Global Inc. (NASDAQ: RELY), a mobile-first provider of remittances and financial services for immigrants. From 2015 to 2018, Ms. Morgan served as SVP, Finance & Investor Relations of Apptio (NASDAQ: APTI -  subsequently acquired by IBM), a leading provider of technology business management applications. Prior to joining Apptio, between 2013 and 2015, Ms. Morgan was SVP and Global Head of Financial Planning & Analysis at Concur (NASDAQ: CNQR, acquired by SAP in 2014), a travel and expense SaaS company. She previously served in Corporate Development leadership roles at Vertafore, an insurance software company, Charles Schwab, a multinational financial services company, and Oracle, a multinational technology company, after beginning her career in strategy consulting. Ms. Morgan currently serves on the board of Mixpanel, a privately held product analytics company. Ms. Morgan holds a Master of Business Administration from Harvard Business School, a Master of Arts in International Policy Studies from Stanford University and a Bachelor of Arts with Honors in Quantitative Economics from Stanford University.

Pamela H. Patsley has served as a director of Payoneer since 2021. From 2016 to 2018, Ms. Patsley served as Executive Chair of MoneyGram International, Inc. (NASDAQ: MGI), the global remittance Company, and was its Chair and Chief Executive Officer from 2009 through 2015. Ms. Patsley also previously held executive positions with the payment processor First Data Corporation, First Data Merchant Services (a division of First Data Corporation), Paymentech, Inc. and First USA, Inc. Earlier in her career, she worked for KPMG. Ms. Patsley currently serves on the boards of Texas Instruments Inc. (NASDAQ: TXN) since 2004, Keurig Dr Pepper Inc. (NASDAQ: KDP) since 2008 and Hilton Grand Vacations Inc. (NYSE: HGV) since 2016. She also serves on the board of Tolleson Wealth Management, a privately held company. Ms. Patsley previously served on the boards of ACI Worldwide, Inc. (NASDAQ: ACIW), Molson Coors Brewing Company (NYSE: TAP), and Pegasus Solutions Inc. (NASDAQ: PEGS). Ms. Patsley holds a Bachelor of Science in Business Administration - Accounting from the University of Missouri.

Rich Williams has served as a director of Payoneer since 2021. Mr. Williams currently serves as CEO of The Value Studio, LLC, which he founded in 2020 to provide strategic consulting and advisory services for leading private equity and venture capital firms and their portfolio companies; managing partner of Works Capital, LLC, a private investment fund focusing on early-stage disruptive technology companies; and President and Director of Built Technologies, a private technology company serving the construction industry. Mr. Williams serves as a board member for Indiegogo, an online commerce and crowdfunding platform for entrepreneurs to launch new and groundbreaking products, and he serves as a board member of Shift One, Inc., a privately held labor marketplace technology company. From 2020 to 2021, Mr. Williams served as CEO and board member of Alkuri Global Acquisition Corp. (Alkuri; NASDAQ: KURI), a special purpose acquisition corporation favoring next-generation technology businesses in the areas of consumer internet and marketplaces, healthtech, fintech and mobility. From 2011 to 2020, Mr. Williams served in a variety of executive roles at Groupon (NASDAQ: GRPN), a small business services and products online marketplace, including serving as CEO from 2015 to 2020. From 2008 to 2011, Mr. Williams ran a variety of global marketing and advertising teams and technologies at Amazon. Prior to joining Amazon, Mr. Williams spent over seven years developing marketing programs and technologies in a variety of leadership roles at Experian (LSE: EXPN), a leading global data, analytics and financial services company. Mr. Williams also served on the boards of Groupon (NASDAQ: GRPN) and Kontoor Brands (NYSE: KTB).

Avi Zeevi  has served as a director and Chair of the Board of Directors of Payoneer since 2008. Mr. Zeevi is a FinTech entrepreneur and investor. He is Co-founder of the Viola group, a private equity investment group with over $4B of assets under management, and co-founder and General Partner of Viola Ventures, a venture capital firm. Mr. Zeevi is also a co-founder and the Chairman of the investment committee of Viola FinTech. Mr. Zeevi has been with Viola since it was founded in 2000 and has more than 40 years of experience as an entrepreneur, executive and investor. Mr. Zeevi has experience in the global financial industry through his involvement in several FinTech companies including: MINT Systems, Decalog and Actimize, where he served as an active Chairman from 2001 and until it was sold to NICE Systems (NASDAQ: NICE), and Pagaya (NASDAQ: PGY), where he serves as the Chairman of its board of directors since 2016. Mr. Zeevi is also a board member of a number of private companies, such as Duetti, Personetics, EverC and Bounce. Mr. Zeevi is a Board Member at The Center for Educational Technology (CET) which is dedicated to the advancement of the education system in Israel, in the Jewish world and around the globe and a Board Member at Bat Sheva Dance Company. He is also a Member of the Board of Governors of the Technion, the Israel Institute of Technology. Mr. Zeevi has a Bachelor of Science in Industrial Engineering from the Technion, the Israel Institute of Technology.

Annex A

AMENDMENT NO. 2 TO WARRANT AGREEMENT

THIS AMENDMENT NO. 2 TO THE WARRANT AGREEMENT (this “Amendment”) is made as of September [•], 2024, by and between Payoneer Global Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of August 25, 2020, by and between FTAC Olympus Acquisition Corp., a Delaware corporation (“FTOC”), and the Warrant Agent, as amended by the Assignment, Assumption and Amendment Agreement, dated as of June 25, 2021, by and among FTOC, the Company and the Warrant Agent, pursuant to which the Company assumed all of the obligations of FTOC under the Warrant Agreement (the “Existing Warrant Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement with the vote or written consent of the Registered Holders of 65% of the then outstanding Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to redeem the Warrants for cash on the terms and subject to the conditions set forth herein; and

WHEREAS, following a consent solicitation undertaken by the Company, the Registered Holders of more than 65% of the then outstanding Warrants have consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1.       Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding the new Section 6A thereto:

“6A Redemption.

6A.1 Company Election to Redeem. Notwithstanding any other provision in this Agreement to the contrary, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6A.2 below, for $0.70 in cash for every Warrant held by the holder thereof (the “6A Redemption Price”) (subject to equitable adjustment by the Company in the event of any share splits, share dividends, recapitalizations or similar transaction with respect to the Company’s shares of Common Stock, par value $0.01 per share).

6A.2 Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants, the Company shall fix a date for the redemption (the “6A Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the 6A Redemption Date to the Registered Holders of the Warrants at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6A.3 Exercise After Notice of Redemption. The Warrants may be exercised, for cash at any time after notice of redemption shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the 6A Redemption Date. On and after the 6A Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the 6A Redemption Price.

Annex-A-1

2.       Miscellaneous Provisions.

2.1       Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2       Applicable Law. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3       Counterparts. This Amendment may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

2.4       Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5       Entire Agreement. Except as expressly provided in this Amendment, all of the terms and provisions in the Existing Warrant Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Existing Warrant Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Warrant Agreement in the Existing Warrant Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Existing Warrant Agreement, as amended by this Amendment (or as the Existing Warrant Agreement may be further amended or modified in accordance with the terms thereof). Except as expressly set forth in this Amendment, the terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Existing Warrant Agreement.

[Signatures Appear on Following Page]

Annex-A-2

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

PAYONEER GLOBAL INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title: